Exhibit 10.19

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

DATED AS OF DECEMBER 10, 2008

BETWEEN

JOHNSONDIVERSEY, INC.,

as Originator

and

JWPR CORPORATION,

as Buyer

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT (this “Agreement”), dated as of December 10, 2008 is by and between JohnsonDiversey, Inc., a Delaware corporation (“Originator”), and JWPR Corporation, a Nevada corporation (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

The parties hereto are parties to that certain Receivables Sale Agreement dated as of March 2, 2001 (as amended, supplemented or otherwise modified from time to time heretofore, the “Existing Sale Agreement”). The parties hereto desire to amend and restate the Existing Sale Agreement in its entirety as set forth herein (it being the intent of the parties hereto that this Agreement not constitute a novation of the Existing Sale Agreement).

Originator now owns, and from time to time hereafter will own, Receivables. Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from Originator, all of Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

Originator and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator.

Following the purchase of Receivables from Originator, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Third Amended and Restated Receivables Purchase Agreement dated as of the date hereof (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, the commercial paper conduits from time to time party thereto as “Conduits”, the financial institutions from time to time party thereto as “Financial Institutions” and as “Managing Agents” and The Bank of Nova Scotia (“Nova Scotia”) or any successor agent appointed pursuant to the terms of the Purchase Agreement, as agent for the Conduits and such Financial Institutions (in such capacity, the “Agent”).

ARTICLE I

AMOUNTS AND TERMS

Section 1.1 Purchase of Receivables.

(a) Effective on the date hereof, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from Originator, all of Originator’s right, title and interest in and to (i) all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and (ii) all Receivables thereafter arising through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Buyer shall acquire all of Originator’s right, title and interest in and to (i) all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof and (ii) all Receivables thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof; provided, that, Buyer shall be obligated to pay the Purchase Price therefor in accordance with Section 1.2. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that Originator deliver, and Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(b) It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed pursuant to Section 1.3, the sale of Receivables hereunder is made without recourse to Originator; provided, however, that (i) Originator shall be liable to Buyer for all representations, warranties and covenants made by Originator pursuant to the terms of the Transaction Documents to which Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables with a legend acceptable to Buyer and to the Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Agent (as Buyer’s assignee), Originator will file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Agent (as Buyer’s assignee) may reasonably request.

Section 1.2 Payment for the Purchase.

(a) The Purchase Price for the Purchase of Receivables in existence on the close of business on the Business Day immediate preceding the date hereof (the “Initial Cutoff Date”) shall be payable in full by Buyer to Originator on the date hereof, and shall be paid to Originator in the following manner:

(i) by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement, and

(ii) the balance, by delivery of the proceeds of a subordinated revolving loan from Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the least of (i) the remaining unpaid portion of such Purchase Price, and (ii) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Minimum Net Worth. The Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to Originator or its designee on the date each such Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b) With respect to any Receivables coming into existence after the date hereof, on each Settlement Date, Buyer shall pay the Purchase Price therefor in accordance with Section 1.2(d) and in the following manner:

first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and

second, by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.2(a)(ii);

Subject to the limitations set forth in Section 1.2(a)(ii), Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

(c) From and after the Termination Date, Originator shall not be obligated to (but may, at its option) sell Receivables to Buyer unless Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans or otherwise.

(d) Although the Purchase Price for each Receivable coming into existence after the date hereof shall be due and payable in full by Buyer to Originator on the date such Receivable came into existence, and although Buyer intends in the ordinary course to remit to Originator on a daily basis amounts (to the extent available therefor under the Purchase Agreement) from collections on the Receivables for application to the Purchase Price obligation then outstanding, settlement of the Purchase Price between Buyer and Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Monthly Report delivered by the Sub-Servicer pursuant to Article VII for the Calculation Period then most recently ended. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Note made pursuant to Section 1.2(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

Section 1.3 Purchase Price Credit Adjustments. If on any day:

(a) the Outstanding Balance of a Receivable is:

(i) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Originator (other than cash Collections on account of the Receivables),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b) any of the representations and warranties set forth in Article II are no longer true with respect to any Receivable,

then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder in an amount equal to the amount of such reduction or cancellation in the case of clause (a) or the Outstanding Balance of such Receivable in the case of clause (b). If the aggregate amount of all Purchase Price Credits during any Calculation Period shall exceed the aggregate amount of Purchase Price payable in respect of Receivables coming into existence during such Calculation Period, the Originator shall pay an amount in cash equal to such excess to Buyer on the Settlement Date following the end of such Calculation Period or on such earlier date as the Agent may direct, provided that if the Termination Date has not occurred, Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note.

Section 1.4 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of Originator designated from time to time by Originator or as otherwise directed by Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5 Transfer of Records.

(a) In connection with the Purchase of Receivables hereunder, Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of Originator’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, Originator hereby grants to each of Buyer, the Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Originator or is owned by others and used by Originator under license agreements with respect thereto, provided that should the consent of any licensor of Originator to such grant of the license described herein be required, Originator hereby agrees that upon the request of Buyer (or the Agent as Buyer’s assignee), Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) Originator (i) shall take such action requested by Buyer and/or the Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale or contribution by Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, Originator hereby grants to Buyer a duly perfected security interest in all of Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections, Related Security and Records with respect thereto, each Lock-Box and Collection Account and all proceeds of the foregoing, which security interest shall be prior to all other Adverse Claims thereto. After the occurrence of a Termination Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative. In the case of any Recharacterization, each of the Originator and the Buyer represents and warrants as to itself that each remittance of Collections by the Originator to the Buyer hereunder will have been (i) in payment of a debt incurred by the Originator in the ordinary course of business or financial affairs of the Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of the Originator and the Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Originator. Originator hereby represents and warrants to Buyer that:

(a) Corporate Existence and Power. Originator is (1) a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation, and (2) is duly qualified to do business and is in good standing as a foreign corporation and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except in the case of (2) to the extent that any failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, Originator’s use of the proceeds of the Purchase made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Originator is a party has been duly executed and delivered by Originator.

(c) No Conflict. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws (or equivalent organizational documents), (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Originator or its Subsidiaries (except as created by the Transaction Documents); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of Originator’s knowledge, threatened, against or affecting Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Originator is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which Originator is a party constitute the legal, valid and binding obligations of Originator enforceable against Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(h) Use of Proceeds. No proceeds of the Purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to the transfer hereunder of any Receivable, Originator shall be the legal and beneficial owner of each such Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Originator’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing by Agent of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from Originator) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections.

(k) Places of Business. The principal places of business and chief executive office of Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Originator’s Federal Employer Identification Number is correctly set forth on Exhibit II.

(l) Collections. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III.

(m) Material Adverse Effect. Since September 30, 2008, no event has occurred that would have a Material Adverse Effect.

(n) Names. In the past five (5) years, Originator has not used any corporate names, trade names or assumed names other than as listed on Exhibit II.

(o) Not an Investment Company. Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(p) Compliance with Law. Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except to the extent that any contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(q) Compliance with Credit and Collection Policy. Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy.

(r) Payments to Originator. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by Originator of any Receivable hereunder is or may be voidable under any section of the Federal Bankruptcy Code.

(s) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(t) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date it came into existence was an Eligible Receivable on such date.

(u) Accounting. The manner in which Originator will account for the transactions contemplated by this Agreement is not inconsistent with the characterization or treatment of each transfer hereunder as having the effect of a true sale.

(v) Compliance with Representations. On and as of the date of the Purchase and on and as of each subsequent date each Receivable comes into existence, Originator hereby represents and warrants that all of the other representations and warranties set forth in this Article II are true and correct on and as of each such date (and after giving effect to all Receivables in existence on each such date) as though made on and as of each such date.

ARTICLE III

CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Purchase. The Purchase under this Agreement is subject to the conditions precedent that all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the date hereof shall be subject to the further conditions precedent that (a) the Facility Termination Date shall not have occurred; and (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request.

ARTICLE IV

COVENANTS

Section 4.1 Affirmative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants as set forth below:

(a) Financial Reporting. Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Buyer (or its assigns):

(i) Annual Reporting. Within 90 days after the close of each of its respective fiscal years, audited and consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for Originator for such fiscal year certified in a manner acceptable to Buyer (or its assigns) by independent public accountants acceptable to Buyer (or its assigns), which certification shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.

(ii) Quarterly Reporting. Within 50 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, balance sheets of Originator as at the close of each such period and statements of income and retained earnings and a statement of cash flows for Originator for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by Originator’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Agent, the Managing Agents or the Purchasers, copies of the same.

(v) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(vi) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(b) Notices. Originator will notify the Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event, by a statement of an Authorized Officer of Originator.

(ii) Judgment and Proceedings. (1) The entry of any judgment or decree against Originator or any of its Subsidiaries, in each case, which is reasonably likely to (x) with respect to Originator, create liability to such Person in excess of $10,000,000 in the aggregate for all such circumstances and (y) with respect to any of its Subsidiaries, have a Material Adverse Effect or (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Originator or any of its Subsidiaries that is reasonably likely to (x) with respect to Originator, be adversely determined and, if adversely determined, would reasonably be expected to create liability to such Person in excess of $10,000,000 in the aggregate for all such circumstances and (y) with respect to any of its Subsidiaries, have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other material financing arrangement pursuant to which Originator is a debtor or an obligor.

(v) Downgrade of the Originator. Any downgrade in the rating of any Indebtedness of the Originator by Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies, Inc., or by Moody’s Investors Service, Inc., setting forth the Indebtedness affected and the nature of such change.

(c) Compliance with Laws and Preservation of Corporate Existence. Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except to the extent that any failure to do so could not be reasonably expected to have a Material Adverse Effect. Originator will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted except to the extent that any failure to do so could not be reasonably expected to have a Material Adverse Effect.

(d) Audits. Originator will furnish to Buyer and the Agent from time to time such information with respect to it and the Receivables as Buyer or the Agent may reasonably request. Without limiting any of the other provisions set forth in this Agreement, Originator shall permit Buyer or the Agent, or their agents or representatives, at any time between April 1st and May 30th of each calendar year, to conduct a review (satisfactory in form, scope and substance to Buyer or the Agent,) and audit (performed by representatives of Buyer or the Agent, pursuant to agreed upon procedures in form, scope and substance satisfactory to Buyer or the Agent) of the Originator’s collection, operating and reporting systems, the Credit and Collection Policy of the Originator, historical receivables data and accounts, including, without limitation, a review of the Originator’s operating location(s), and the results of such review and audit shall be satisfactory to Buyer or the Agent. The extent to which Originator shall be liable in respect of costs and expenses incurred by the Agent in connection with the activities contemplated in this Section 4.1(d) shall be as set forth in the Ancillary Costs Agreement.

(e) Keeping and Marking of Records and Books.

(i) Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the timely identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Originator will give Buyer (or its assigns) notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Originator will, (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer or the Agent, (x) at any time, following the occurrence of an Amortization Event, at which the Agent is considering the termination of Buyer as Servicer or Originator as Sub-Servicer for purposes of the

Purchase Agreement, mark each Contract with a legend describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) and (y) after the termination of Buyer as Servicer or any Originator as Sub-Servicer, deliver to Buyer or the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, except to the extent that any failure to do so could not be reasonably expected to have a Material Adverse Effect, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract. Originator will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

(g) Ownership. Originator will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables, the Related Security and the Collections, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer or the Agent may reasonably request.

(h) Purchasers’ Reliance. Originator acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from Originator and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of Originator and any Affiliates thereof and not just a division of Originator. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i) Collections. Originator will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Originator or any Affiliate of Originator, Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

(j) Taxes. Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except those which are being contested in good faith by appropriate proceedings, provided that adequate reserves for such contested taxes have been established in accordance with GAAP and the relevant governmental authority shall not have commenced any enforcement proceedings seeking recourse against any assets of the Originator in respect of such contested taxes.

(k) Insurance. Originator will maintain in effect, or cause to be maintained in effect, at Originator’s own expense, such casualty and liability insurance as Originator deems appropriate in its good faith business judgment.

Section 4.2 Negative Covenants of Originator. Until the date on which this Agreement terminates in accordance with its terms, Originator hereby covenants that:

(a) Name Change, Offices and Records. Originator will not make any changes to its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-502, 9-506 and 9-507 of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given Buyer (or its assigns) at least forty-five (45) days’ prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents requested by Buyer (or its assigns) in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables. Except as otherwise permitted in its capacity as a Sub-Servicer pursuant to Article VIII of the Purchase Agreement and Article VII of this Agreement, Originator will not extend, amend or otherwise materially modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under Originator. Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory unless (i) in the case of any inventory, either (A) such Adverse Claim by its express terms is extinguished or released upon the sale, transfer or other disposition of such inventory or (B) such Adverse Claim is a nonconsensual lien arising by operation of law and the indebtedness or obligations secured thereby are not then due and payable, and (ii) if requested by the Agent, the applicable lienholder shall have entered into an intercreditor agreement with the Agent in the form and substance satisfactory to the Agent.

(e) Accounting for Purchase. Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V

TERMINATION EVENTS

Section 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) Originator shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for five (5) consecutive Business Days.

(b) Any representation, warranty, certification or statement made by Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material way when made or deemed made. Notwithstanding the foregoing, a breach of any representation or warranty which relates solely to the eligibility or characteristics of any Receivable shall not constitute a Termination Event hereunder if a Purchase Price Credit Adjustment (and any related payment by Originator) is duly and timely made in accordance with Section 1.3 hereof.

(c) Failure of Originator or any of its Subsidiaries or Affiliates to pay any Indebtedness when due in an aggregate amount in excess of $25,000,000; or the default by Originator or any of its Subsidiaries or Affiliates in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of Originator or any of its Subsidiaries or Affiliates shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.

(d) (i) Originator or any of its Subsidiaries or Affiliates shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Originator or any of its Subsidiaries or Affiliates seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, provided, that in the case of an involuntary proceeding instituted against Originator or any of its Subsidiaries or Affiliates, the Termination Date shall not occur or be declared for 60 days after such proceeding is instituted unless Originator shall at any time during such period consent to or acquiesce in the continuance or maintenance of such proceeding or (ii) Originator or any of its Subsidiaries or Affiliates shall take any corporate action to authorize any of the actions set forth in the foregoing clause (i) of this subsection (d).

(e) A Change of Control shall occur.

(f) One or more final judgments for the payment of money shall be entered against Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall (i) individually or in the aggregate for all judgments then outstanding against the Originator and any of its Affiliates exceed an amount equal to $25,000,000, and (ii) continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

Section 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d) (subject to the proviso therein), or of an actual or deemed entry of an order for relief with respect to Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Buyer to Originator. The aforementioned rights and remedies shall be in addition to all other rights and remedies of Buyer and its assigns available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnities by Originator. Without limiting any other rights that Buyer may have hereunder or under applicable law, Originator, including in its capacity as Sub-Servicer for Buyer, hereby agrees to indemnify Buyer and its assigns (including, without limitation, the Purchasers and the Agent), officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes and liabilities, reasonable costs and expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of Originator or limit the recourse of Buyer to Originator for amounts otherwise specifically provided to be paid by Originator under the terms of any other provision of this Agreement. Without limiting the generality of the foregoing indemnification, Originator shall indemnify Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Originator) relating to or resulting from:

(i) any representation or warranty made by Originator (or any officers of Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability or similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Termination Event described in Section 5.1(d);

(x) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xi) any action or omission by Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;

(xii) any attempt by any Person to void the Purchase hereunder under statutory provisions or common law or equitable action; and

(xiii) any of the items described in Section 10.2 of the Purchase Agreement related to the Originator acting in its capacity as Sub-Servicer.

Section 6.2 Other Costs and Expenses. Originator shall pay to Buyer on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Originator shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE VII

ADMINISTRATION AND COLLECTION

Section 7.1 Designation of Sub-Servicer. Originator has been designated, and has agreed to act as a sub-servicer (“Sub-Servicer”) for Buyer in Buyer’s capacity as Servicer pursuant to the terms of the Purchase Agreement, receipt of a complete copy of which is hereby acknowledged by Originator, and to perform all of the duties and obligations of the Servicer set forth herein and in the Purchase Agreement with respect to all Receivables originated by Originator and all Canadian Receivables, and the Related Security related thereto and Collections thereof; provided that, prior to January 31, 2009, Canadian Receivables may be serviced by an entity other than the Originator, but commencing on January 31, 2009, Originator shall be the only Sub-Servicer permitted to service the Canadian Receivables.

Section 7.2 Collection Accounts. Originator hereby transfers to Buyer the exclusive ownership and control of each Lock-Box and Collection Account owned by it. Originator hereby authorizes Buyer, and agrees that Buyer shall be entitled to (i) endorse Originator’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of Buyer.

Section 7.3 Responsibilities of Originator. Anything herein to the contrary notwithstanding, the exercise by Buyer (or its assignees) of its rights hereunder shall not release Sub-Servicer from any of its duties or obligations with respect to any Receivables or under the related Contracts or Invoices. Buyer shall have no obligation or liability with respect to any Receivables or related Contracts or Invoices, nor shall Buyer be obligated to perform the obligations of Originator.

Section 7.4 Servicing Fees. In consideration of Sub-Servicer’s agreement to perform the duties and obligations of the Servicer under the Purchase Agreement, Buyer hereby agrees that, so long as Originator shall continue to perform as Sub-Servicer hereunder, Buyer shall pay over to Originator a fee (the “Sub-Servicing Fee”) on each Settlement Date, in arrears for the immediately preceding calendar month, equal to Originator’s ratable share of the Servicing Fee (measured by the relative percentage the Receivables bear to all “Receivables” under the Purchase Agreement during such immediately preceding month) paid to Buyer under the Purchase Agreement, as compensation for its servicing activities.

Section 7.5 Monthly Report. On each Reporting Date, and at such other times as Buyer or the Agent may request, the Sub-Servicer shall review and certify to the Agent in its capacity as Sub-Servicer, along with the Servicer, each Monthly Report required to be prepared by the Servicer and delivered to the Agent pursuant to Section 8.5 of the Purchase Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Purchase Agreement, the Agent and the Financial Institutions or the Required Financial Institutions.

Section 8.2 Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 8.2.

Section 8.3 Protection of Ownership Interests of Buyer.

(a) Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that Buyer (or its assigns) may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests with respect to Receivables, the Collections and the Related Security, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time upon the occurrence of a Termination Event and during the continuation thereof, Buyer (or its assigns) may, at Originator’s sole cost and expense, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) reasonable out-of-pocket costs and expenses incurred in connection therewith shall be payable by Originator as provided in Section 6.2. Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(s)-in-fact, to act on behalf of Originator (i) following a failure on the part of Originator to execute the financing statements referred to below on its own behalf, to execute on behalf of Originator as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 8.4 Confidentiality.

(a) Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Agent and the Conduits and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Originator and its officers and employees may disclose such information to Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding.

(b) Each of the Purchasers, the Managing Agents and the Agent shall maintain and shall cause each of its employees and officers to maintain the confidentiality of nonpublic proprietary information with respect to Originator and its business obtained by it in connection with the connection with the structuring, negotiating and execution of the transactions contemplated herein. Anything herein to the contrary notwithstanding, Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agent, the Purchasers, the Managing Agents, the Financial Institutions or the Conduits by each other or (ii) by the Agent to any rating agency or provider of a surety, guaranty or credit or liquidity enhancement to the Conduits or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Nova Scotia acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers, the Managing Agents and the Agent may disclose any such nonpublic information pursuant to any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (having the force or effect of law). The Agent, the Managing Agents or the Purchasers may disclose any nonpublic information with respect to the Originator to any prospective or actual assignee or participant of any of them or to any Commercial Paper dealer, with the prior written consent of Originator, provided that the Agent and the Purchasers may disclose any nonpublic information to any such Person, without the consent of Originator, any other Originator or any other Person, if such information is presented on a portfolio basis, does not explicitly refer to Originator and does not disclose specific financial information in respect of the Originator.

(c) Anything herein to the contrary notwithstanding, Buyer, Originator, each Purchaser, each Managing Agent, the Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

Section 8.5 Bankruptcy Petition.

(a) Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of any Conduits, it will not institute against, or join any other Person in instituting against, such Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Originator hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of JWPR Corporation under the Purchase Agreement, it will not institute against, or join in any other Person in instituting against, JWPR Corporation any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other similar proceeding under the laws of the United States or any state of the United States.

Section 8.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

Section 8.7 CONSENT TO JURISDICTION. ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT AND ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 8.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 8.9 Integration; Binding Effect; Survival of Terms.

(a) This Agreement, the Subordinated Note and each Collection Account Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VI, and Section 8.5 shall be continuing and shall survive any termination of this Agreement.

Section 8.10 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 8.11 Amendment and Restatement.

(a) This Agreement amends and restates in its entirety the Existing Sale Agreement. Upon the effectiveness of this Agreement, the terms and provisions of the Existing Sale Agreement shall, subject to this Section 8.11, be superseded hereby.

(b) Notwithstanding the amendment and restatement of the Existing Sale Agreement by this Agreement:

(i) each Receivable existing on the date hereof under the Existing Sale Agreement shall continue in effect as a Receivable hereunder, without any transfer, conveyance, diminution or other modification thereto or effect thereon occurring or being deemed to occur by reason of the amendment and restatement of the Existing Sale Agreement hereby; and

(ii) Originator shall continue to be liable to the Buyer, the Purchasers and the Agent with respect to (A) all obligations accrued to the date hereof under the Existing Sale Agreement and (B) all agreements on the part of the Originator under the Existing Sale Agreement to indemnify any of the Buyer, the Purchasers or the Agent in connection with events or conditions arising or existing prior to the effective date of this Agreement, including, but not limited to, those events and conditions set forth in Article VI thereof.

(c) This Agreement is given in substitution for the Existing Sale Agreement and not as payment of any of the obligations of Originator thereunder, and is in no way intended to constitute a novation of the Existing Sale Agreement. Nothing contained herein is intended to amend, modify or otherwise affect any obligation of any and all parties existing pursuant to the Transaction Documents prior to the date hereof.

(d) Upon the effectiveness of this Agreement, each reference to the Existing Sale Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement unless the context otherwise requires.

(e) Upon the effectiveness of this Agreement, the terms of this Agreement shall govern all aspects of the facility contemplated herein, including, without limitation, the eligibility of Receivables sold under the Existing Sale Agreement and any settlements to be made with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

JOHNSONDIVERSEY, INC.

By:	/s/ Lori P. Marin
Name:	Lori P. Marin
Title:	Vice President and Corporate Treasurer

Address:

8310 16th Street P.O. Box 902 Sturtevant, WI 53177-0902

JWPR CORPORATION

By:	/s/ William A. Uelmen
Name:	William A. Uelmen
Title:	President

Address:

c/o M&I Portfolio Services Inc.
3993 Howard Hughes Parkway Suite 100 Las Vegas, NV 89109

Signature Page to

Amended and Restated Receivables Sale Agreement

(JohnsonDiversey, Inc.)

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Amended and Restated Receivables Sale Agreement, dated as of December 10, 2008, between Originator and Buyer, as the same may be amended, restated or otherwise modified.

“Authorized Officer” means, with respect to Originator, its corporate president, secretary, controller, treasurer or chief financial officer or any vice president.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means each “Reporting Period” (as defined in the Purchase Agreement) or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Termination Date.

“Credit and Collection Policy” means Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Conduit” has the meaning set forth in the Preliminary Statements to the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.3(a) of the Agreement.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors.

Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Purchase which occurred during any Calculation Period ending prior to the Calculation Period during which Originator and Buyer agree to make such change.

“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of Purchaser Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by the Receivables, the Related Security and the Collections.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Originator, (ii) the ability of Originator to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) Originator’s, Buyer’s, the Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the lesser of (i) the excess of (a) a percentage equal to one minus the Discount Factor of the aggregate Outstanding Balance of all “Receivables” under and as defined in the Purchase Agreement at such time, over (b) the sum of (x) the aggregate Capital outstanding at such time, plus (y) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination) hereunder and all “Subordinated Loans” under all of the other Receivables Sale Agreements, and (ii) the shareholders equity of Buyer at such time.

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by Buyer.

“Originator” has the meaning set forth in the preamble to the Agreement.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event

“Purchase” means the purchase under the Agreement by Buyer from Originator of the Receivables, the Related Security and the Collections related thereto, together with all related rights in connection therewith.

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“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchase Price” means, with respect to the Purchase, the aggregate price to be paid by Buyer to Originator for such Purchase in accordance with Section 1.2 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.3 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.

“Purchaser” means a Conduit or a Financial Institution, as applicable.

“Receivable” means all indebtedness and other obligations owed to Originator (at the time it arises and before giving effect to any transfer or conveyance under the Transaction Documents) or the Buyer (after giving effect to the transfers or conveyances under the Agreement) whether constituting an account, contract right, payment intangible, promissory note, chattel paper, instrument document, investment property, financial asset or general intangible, arising in connection with the sale of goods or the rendering of services by Originator and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable:

(i) all of Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

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(iii) all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable, and

(vi) all proceeds of any of the foregoing.

“Subordinated Loan” has the meaning set forth in Section 1.2(a) of the Agreement.

“Subordinated Note” means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.2 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Originator.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d) (subject to the proviso therein with regard to involuntary proceedings), (iii) the Business Day specified in a written notice from Buyer to Originator following the occurrence of any other Termination Event, and (iv) the date which is 60 Business Days after Buyer’s (and, if the Purchase Agreement shall then be in effect, the Agent’s) receipt of written notice from Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.

“Transaction Documents” means, collectively, the Purchase Agreement, this Agreement, each Collection Account Agreement, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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Exhibit II

Places of Business; Locations of Records;

Federal Employer Identification Number(s); Other Names

Places of Business:

8310 16th Street

P.O. Box 902

Sturtevant, WI 53177-0902

Locations of Records:

8310 16th Street

P.O. Box 902

Sturtevant, WI 53177-0902

Federal Employer Identification Number:

38-1877511

Corporate, Partnership Trade and Assumed Names:

None

Exhibit III

Lock-boxes; Collection Accounts; Collection Banks

Name of Originator	Bank Name & Address	Account Number	Name & Address of Associated Lock-Box
JohnsonDiversey, Inc. (JDINA)	Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603	5800400664	1589 Paysphere Circle Chicago, IL 60674

JohnsonDiversey, Inc. (US Chemical)	Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603	5800400706	2205 Paysphere Circle Chicago, IL 60674

JohnsonDiversey, Inc. (Professional Consumer Branded Products)	Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603	5800400672	1696 Paysphere Circle Chicago, IL 60674

JohnsonDiversey, Inc. (Americlean)	Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603	5800400698	1760 Paysphere Circle Chicago, IL 60674

JohnsonDiversey, Inc.	Bank of America, N.A. 135 S. LaSalle Street Chicago, IL 60603	5800400789	2350 Paysphere Circle Chicago, IL 60674

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale Agreement dated as of December 10, 2008, between JohnsonDiversey, Inc. (“Originator”) and JWPR Corporation (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                     of Originator.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Originator and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or a Potential Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originator has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this     day of             , 20    .

[Name]

Exhibit V

Credit and Collection Policy

(See attached.)

Exhibit VI

Form of Subordinated Note

AMENDED AND RESTATED SUBORDINATED NOTE

[Date]

1. Note. FOR VALUE RECEIVED, the undersigned, JWPR Corporation, a Nevada corporation (“Buyer”), hereby unconditionally promises to pay to the order of JohnsonDiversey, a Delaware corporation (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following the Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to the Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchases (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to Buyer pursuant to and in accordance with the terms of that certain Amended and Restated Receivables Sale Agreement dated as of December 10, 2008 between Originator and Buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. Buyer further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate; provided, however, that if Buyer shall default in the payment of any principal hereof, Buyer promises to pay, on demand, interest at the rate of the Prime Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that Buyer may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments. Originator is authorized and directed by Buyer to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by Buyer, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of Buyer hereunder.

4. Subordination.

The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of Buyer’s recourse obligations under that certain Third Amended and Restated Receivables Purchase Agreement dated as of the date hereof by and among Buyer, various “Purchasers” from time to time party thereto, and The Bank of Nova Scotia, as the “Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, Buyer’s assignees, including the Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations owing to the Agent or such Purchasers thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not demand, accelerate, sue for, take, receive or accept from Buyer, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against Buyer any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict Buyer from paying, or Originator from requesting, any payments under this Subordinated Note so long as JWPR Corporation is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving Buyer as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Senior Claim before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of Buyer of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 8.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchasers.

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7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT NEW YORK, NEW YORK, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Agent, and any such attempted transfer shall be void.

10. No Novation. This Subordinated Note amends and restates that certain Subordinated Note, dated as of March 2, 1001 between the Buyer and the Originator (as successor to S.C. Johnson Commercial Markets, Inc.) (the “Existing Note”). This Subordinated Note is given in substitution for the Existing Note and not as payment of any of the obligations of Buyer thereunder, and is in no way intended to constitute a novation of the Existing Note. Nothing contained herein is intended to amend, modify or otherwise affect any obligation of any and all parties existing pursuant to the Transaction Documents prior to the date hereof. Each reference to the Existing Note in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Subordinated Note unless the context otherwise requires.

11.

[ ]

By:
Name:
Title:

Subordinated Note

SCHEDULE

TO

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

By:
Name:
Title:

Table of Contents

Page

i

TABLE OF CONTENTS

(continued)

ii

Exhibits and Schedules

EXHIBIT I	—	Definitions

EXHIBIT II	—	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

EXHIBIT III	—	Lock-Boxes; Collection Accounts; Collection Banks

EXHIBIT IV	—	Form of Compliance Certificate

EXHIBIT V	—	Credit and Collection Policy

EXHIBIT VI	—	Form of Subordinated Note

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